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Exhibit 2.1

DATED FEBRUARY 7, 2002

Carlton Communications PLC

- and -

Granada Media Group Limited

- and -

Carlton & Granada Internet Limited

- and -

Ask Jeeves Inc.

- and -

Ask Jeeves (Jersey) Limited

- and -

Ask Jeeves International Inc.

AGREEMENT

- RELATING TO -

THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF

CARLTON & GRANADA INTERNET LIMITED

Lovells
65 Holborn Viaduct
London EC1A 2DY

Ref: A3NSJB/PDW

CONTENTS

1.	INTERPRETATION	1
2.	FURTHER SUPPLEMENTAL PARTNERSHIP DEED	5
3.	SALE AND PURCHASE OF SHARES	5
4.	CONSIDERATION	6
5.	COVENANTS UP TO COMPLETION	10
6.	COMPLETION	10
7.	WAIVER OF CLAIMS	11
8.	FURTHER SUPPLEMENTAL PARTNERSHIP AGREEMENT AND TAX DEED	11
9.	WARRANTIES	12
10.	LIMITATION ON CLAIMS	14
11.	TAX RETURNS AND COMPUTATIONS	15
12.	TAX DEED	15
13.	FUTURE SALE OR FLOTATION	15
14.	ANNOUNCEMENTS	16
15.	INTEREST	16
16.	COSTS	16
17.	NOTICES	17
18.	SEVERABILITY	17
19.	ENTIRE AGREEMENT	17
20.	VARIATION	17
21.	FURTHER ASSURANCE	17
22.	GOVERNING LAW AND JURISDICTION	17
SCHEDULES
	The Sellers	19
	The Company	20

SHARE SALE AGREEMENT

THIS AGREEMENT is made the 7th day of February 2002

BETWEEN:

(1)
Carlton Communications PLC (registered number 00348312) whose registered office is at 25 Knightsbridge London SW1X 7RX ("Carlton");

(2)
Granada Media Group Limited (registered number 3106525) whose registered office is at London Television Centre Upper Ground London SE1 9LT ("Granada");

(4)
Carlton & Granada Internet Limited (registered number 1836419) whose registered office is at London Television Centre Upper Ground London SE1 9LT ("CGIL");

(3)
Ask Jeeves Inc. a corporation established under the laws of Delaware the principal place of business of which is situated at 5858 Horton Street, Emeryville, California 94608 USA ("AJ");

(4)
Ask Jeeves (Jersey) Limited a corporation established under the laws of Jersey whose registered number is 75676 and whose registered office is at Normandy House, Grenville Street, St Helier Jersey JE2 4UF ("AJJ");

(6)
AJ International Inc a corporation established under the laws of Delaware the principal place of business of which is situated at 5858 Horton Street Emeryville California 94608 USA ("AJI").

RECITALS:

(A)
Particulars of CGIL are set out in Schedule 2.

(B)
Carlton and Granada each own a 50% shareholding in CGIL. AJI and AJJ are each wholly owned subsidiaries of AJ.

(C)
Some of the parties entered into a partnership agreement on 4 December 1999 and a supplemental partnership agreement on 16 June 2000.

(D)
The Partnership Agreements set out the terms on which the parties will establish, participate in and operate the online business in the United Kingdom under the "Ask Jeeves" brand known as The Ask Jeeves UK Partnership.

(E)
The Sellers have agreed to sell and AJ has agreed to purchase all the Shares on and subject to the terms of this Agreement.

(F)
The Parties have agreed that it is in the interests of CGIL and the Partnership if, prior to the sale and purchase of the shares certain steps are taken by them with the primary objective of enhancing the ability of the Partnership and its members to trade in the future.

IT IS AGREED:

1.
INTERPRETATION

1.1
In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings respectively set opposite them:

  "Advance Advertisement Payment" shall have the same meaning as set out in the Further Supplemental Partnership Deed;

  "Affiliate" means any subsidiary or holding company of such company and any subsidiary or holding company of such subsidiary or holding company;

  "AJ Commercial Agreements" means the B2B Distribution and License Agreement dated 16 June 2000 between AJI and the Partnership, the B2C License Agreement dated 4 December 1999 between AJJ and the Partnership and the Services Agreement dated 4 December 1999 between AJI and the Partnership;

  "AJ Company" means AJ and any Affiliate of AJ from time to time;

  "AJ Stock" means registered stock in the capital of AJ which is capable of unrestricted disposition by the holder thereof;

  "AJ Parties" means AJ, AJJ and AJI;

  "Attributed Value" means that amount of the value of the entire issued share capital of any Relevant Undertaking which is implied by any Liquidation Event (less all underwriting discounts fees and costs, professional fees and disbursements, commissions, offering costs and other costs and expenses of flotation or sale, together with Value Added Tax thereon) which represents the value of the Partnership Business;

  "Business Day" means any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

  "C&G Companies" means Carlton, Granada and any Affiliate of Carlton or Granada from time to time (other than, for the avoidance of doubt, CGIL);

  "C&G Parties" means Carlton and Granada;

  "Cash Element" means US $1,250,000 in cash;

  "Claim" means any claim arising under this Agreement or the Tax Deed;

  "CGIL Act" shall have the meaning set out in clause 9.1;

  "CGIL Partnership Share" means the entire right, title and interest, together with any and all obligations or liabilities, in each case whenever and however arising, of CGIL in connection with the Partnership including, without limitation, CGIL's right, title and interest and obligations and liabilities arising under the Partnership Deed, the Supplementary Partnership Deed and the Further Supplementary Partnership Deed;

  "Company" means CGIL;

  "Completion" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

  "Completion Date" means two Business Days after the Condition Fulfilment Date (or such other date as AJ and the C&G Parties may agree in writing);

  "Condition Fulfilment Date" means the date on which any Condition Fulfilment Notice becomes effective in accordance with clause 2.3;

  "Consideration" means the AJ Stock and/or cash paid pursuant to clause 4;

  "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by AJ with the SEC;

  "Further Supplemental Partnership Deed" means an agreement taking effect as a deed between AJJ, CGIL, AJI, Carlton and Granada in the agreed terms amending the Partnership Deed and Supplemental Partnership Deed and recording certain additional agreements between the parties regarding the Partnership;

  "Liquidation Event" means any Listing of the whole or part only of the issued share capital of any Relevant Undertaking or of the Partnership Business or the sale as a stand alone entity of the whole, or substantially the whole, of the share capital of any Relevant Undertaking or of the Partnership Business;

  "Listing" means either:

  (a)
  the listing of any equity share capital of any Relevant Undertaking as a stand alone entity becoming effective on any recognised exchange; or

  (b)
  the granting of an application for the dealing in any equity share capital of any Relevant Undertaking as a stand alone entity on any other public securities market whereby such shares can be freely traded and the approval for such dealing becoming effective, whether such listing or admission is effected by way of an offer for sale, a new issue of shares, an introduction, a placing or otherwise;

  "Material Event" means the happening of any event during the period that a Registration Statement as described in Clause 4.3(b) hereof is required to be effective as a result of which, in the good faith judgment of the Board of Directors of AJ, such Registration Statement or the related prospectus contains or may contain any untrue statement of a material fact or omits or may omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (subject to the provisions of Clause 4.3(d)(vi));

  "Partnership" means the firm formed pursuant to the Partnership Agreements by which AJJ and CGIL jointly carry on the Partnership Business under the name The Ask Jeeves UK Partnership, Ask Jeeves UK, AJUK or any other similar style;

  "Partnership Agreements" means the Partnership Deed, the Supplemental Partnership Deed and the Further Supplemental Partnership Deed;

  "Partnership Arrangements" means the arrangements relating to the formation and operation of the Partnership Business and the transactions of the Partnership Business with the AJ Companies, C&G Companies and CGIL including all transactions pursuant to the Partnership Deed, the Supplemental Partnership Deed, the Further Supplemental Partnership Deed and the AJ Commercial Agreements;

  "Partnership Business" means the business activities of the Partnership as such activities have and do develop from time to time and as the same have been and are carried on by the Partnership or may be carried on under the ownership of one or more of the AJ Parties from time to time;

  "Partnership Deed" means the agreement dated 4 December 1999 between AJJ, CGIL, AJI, Carlton and Granada for the creation of the Partnership;

  "Payment Date" means 29 March 2002 or such earlier date on which AJ completes the transfer of all the Consideration to the Sellers; and

  "Purchaser's Solicitors" means Brobeck Hale and Dorr of Park Gate, 25 Milton Park, Oxford OX14 4SH;

  "Relevant Undertaking" means CGIL or the Partnership Business carried out in the United Kingdom and Ireland or any company the principal part of whose assets comprise the Partnership Business or CGIL;

  "Registration Expenses" means all expenses incurred in connection with the filing, obtaining and maintaining effectiveness of the Form S-3 and in connection with AJ's obligations set forth in clause 4.3(d), including, without limitation, all SEC, NASD and "blue sky" registration and filing fees, printing expenses, transfer agents' and registrars' fees, fees and disbursements of outside legal counsel and independent accountants for AJ, and fees and disbursements of one (1) outside legal counsel for all Sellers, which fees and disbursements shall not exceed ten thousand US dollars (US$10,000), but shall not include Selling Expenses;

  "SEC" means the United States' Securities and Exchange Commission;

  "Securities Act" means the United States' Securities Act of 1933, as amended;

  "Sellers" means Granada and Carlton;

  "Sellers' Solicitors" means Lovells of 65 Holborn Viaduct, London, EC1A 2DY;

  "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the AJ Stock and fees and disbursements of any separate legal, accounting and other advisors of any specific Seller in connection with the registration and sale of the AJ Stock.

  "Shares" means the shares from time to time issued and allotted in the capital of CGIL;

  "Shareholders Agreement" means the agreement between Carlton, Granada and CGIL regarding subscription to and management of CGIL;

  "Stock Element" means such number of AJ Stock as has a value as at the Completion Date (calculated by reference to the average price as shown on the NASDAQ index in the fifteen trading days immediately preceding the Payment Date) of US$1,250,000;

  "Supplemental Partnership Deed" means the agreement dated 16 June 2000 between AJJ, CGIL, AJI, Carlton and Granada amending the Partnership Deed and recording certain additional agreements between the parties regarding the Partnership;

  "Taxation" and "Tax" means all forms of taxation, duties and imposts, whether of the United Kingdom or elsewhere, chargeable against or payable by the Company, including any interest, fine, penalty or surcharge levied in connection therewith; and

  "Tax Losses Surrender Deeds" means deeds to be entered into by CGIL and the relevant Affiliates of Granada or Carlton by which tax losses may be agreed to be surrendered by CGIL to those companies;

  "Tax Deed" means the Tax Deed in the agreed terms.

1.2
In this Agreement, unless the context otherwise requires:

(a)
references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)
references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(c)
references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

(d)
references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(e)
references to the one gender include all genders, and references to the singular include the plural and vice versa;

(f)
headings are inserted for convenience only and shall be ignored in construing this Agreement; and

(g)
the words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985, as amended by the Companies Act 1989.

1.3
The Recitals and Schedules to this Agreement form part of it.

1.4
Any reference in this Agreement to a document being "in the agreed terms" is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.
FURTHER SUPPLEMENTAL PARTNERSHIP DEED

2.1
As soon as reasonably practicable, and in any event within five (5) Business Days, following entry into this Agreement AJ shall execute and procure that AJJ and AJI executes and Carlton and Granada shall execute and shall procure that CGIL executes the Further Supplemental Partnership Deed in the agreed terms.

2.2
The AJ Parties and the C&G Parties shall, following execution of the Further Supplemental Partnership Deed perform, and, to the extent they are able shall procure that CGIL and the Partnership perform, their respective obligations under that Agreement.

2.3
The obligations of the parties under clauses 3-11 of this Agreement shall be conditional on the fulfilment in all material respects by:

(a)
the parties to the Further Supplemental Partnership Deed of their respective obligations under clauses 2 to 4 inclusive of that Deed; and

(b)
the payment of the Advance Advertising Payment to Carlton, Granada or their Affiliates pursuant to clause 5.1 of that Deed.

  (the "Partnership Enhancement Conditions").

2.4
When either AJ or the C&G Parties consider that the Partnership Enhancement Conditions have been fulfilled in all material respects it shall serve on the other a notice ("Condition Fulfilment Notice"). If:

(a)
the recipient of the Condition Fulfilment Notice agrees with that notice and serves a counter notice to that effect, or does not serve a notice in accordance with paragraph (b), the Condition Fulfilment notice shall be effective on the earlier of the date of such counter notice accepting it or five (5) Business Days after service of the Condition Fulfilment Notice

(b)
the Recipient of a Condition Fulfilment Notice serves a counter notice disputing that the Partnership Enhancement Conditions have been fulfilled the matter shall be referred to an independent expert agreed by AJ and the C&G parties (or, in the absence of such Agreement with seven days, appointed by the President for the time being of the Law Society of England and Wales on the application of either AJ or the C&G parties) who shall be instructed to reach a conclusion within ten (10) Business Days and whose decision shall be final and binding on the parties.

2.5
The AJ Parties acknowledge that prior to Completion CGIL may amend its accounting period to terminate prior to Completion and may enter into the Tax Losses Surrender Deeds (provided it is lawful for CGIL to do so) and any tax losses (subject to a maximum of £35,000,000 of losses arising in connection with the B2C Partnership Business as defined in the Partnership Deed and 50% of other losses) incurred in relation to the Partnership Business for all periods ending on or prior to Completion may be surrendered by CGIL in accordance with such Tax Losses Surrender Deeds. AJJ agrees that on request it will cooperate with CGIL to shorten the current financial year of the Partnership.

3.
SALE AND PURCHASE OF SHARES

3.1
On and subject to the terms of this Agreement, each of the Sellers shall sell the full legal and beneficial interest in those of the Shares as are shown opposite their respective names in

  Schedule I on the terms set out in this Agreement together with any other Shares which may be issued and allotted to it as at the date of Completion (it being acknowledged that the Sellers may subscribe for additional shares in CGIL in connection with the injection of capital into the Partnership contemplated by the Further Supplemental Partnership Deed) and in each case AJ shall purchase all the Shares on and with effect from Completion, together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

3.2
The Sellers waive any rights which may have been conferred on them under the Articles of Association of CGIL or otherwise or in any other way to have any of the Shares offered to them for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement.

3.3
The Shares are sold free from all liens, charges, equities and encumbrances and other rights in respect of those shares exercisable by third parties.

3.4
AJ shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

4.
CONSIDERATION

4.1
The total consideration payable by AJ for the Shares shall be the sum of US$2,500,000, payable in accordance with clauses 4.2 and 4.3 fifty percent (50%) of which shall be payable to each of the Sellers such that each Seller shall receive 50% of each of the Cash Element and the Stock Element.

4.2
The Cash Element shall be payable on the Completion Date by the transfer of US$1,250,000 by telegraphic transfer to the client account of the Sellers Solicitors.

4.3
The Stock Element shall be payable on the basis of the following terms:

(a)
AJ shall issue the AJ Stock to the Sellers in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or of Regulation D promulgated under the Securities Act, and AJ shall prepare and file with the SEC and cause to become effective on or before the Payment Date, a registration statement on Form S-3 (or any successor form) providing for the secondary offering (ie. resale) of the AJ Stock by the Sellers (the "Form S-3"); provided that the Sellers, shall have provided all such information and materials relating to the Sellers as may be required to be disclosed pursuant to applicable SEC rules and regulations, and shall have taken all such action as may be required in order to permit AJ to comply with all the applicable requirements of the SEC in order to cause the Form S-3 to be declared effective by the SEC, the provision of information and materials and the taking of such action to be a condition precedent to the obligations of AJ under this clause 4.3;

(b)
from and after the date which is one hundred eighty (180) calendar days from the effective date of the Form S-3, AJ shall be entitled to suspend the effectiveness of the Form S-3, for a period not to exceed sixty (60) calendar days, if its Board of Directors in good faith determines that there exists (i) a Material Event or (ii) material non-public information about AJ the disclosure of which the Board of Directors of AJ determines in good faith would be seriously detrimental to AJ and which information may otherwise be required by the Securities Act to be disclosed in the Form S-3; provided, however, that AJ may not exercise its rights to suspend the effectiveness of the Form S-3 more than twice in any twelve (12) month period or more than seventy-five (75) calendar days in the aggregate;

  (c)
  The Sellers agree that, upon receipt of any notice from AJ of a determination pursuant to clause (i) or clause (ii) of clause 4.3(b), the Sellers will forthwith discontinue any disposition of AJ Stock pursuant to the Form S-3 until the Seller's receipt of copies of supplemented or amended prospectuses prepared by AJ, and, if so directed by AJ, the Sellers will deliver to AJ or destroy all copies in their possession, other than permanent file copies then in the Seller's possession, of the prospectus covering such AJ Stock current at the time of receipt of such notice;

  (d)
  except as set forth in clauses 4.3(a) to (c), AJ shall (i) use commercially reasonable best efforts to keep the Form S-3 continuously effective until the first anniversary of the effective date of the Completion Date; provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the Form S-3, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the Form S-3; (ii) prepare and file with the SEC such amendments and supplements to such Form S-3 and the prospectus used in connection with such Form S-3 as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Form S-3; (iii) furnish to the Sellers such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus), as the Sellers may reasonably request in order to effect the offering and sale of the AJ Stock to be offered and sold, but only while AJ shall be required under the provisions hereof to cause such Form S-3 to remain current; (iv) use its commercially reasonable best efforts to register or qualify the AJ Stock covered by such Form S-3 under the securities or "blue sky" laws of such jurisdictions as either of the Sellers shall reasonably request (provided that AJ shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified) unless AJ is already subject to service in such jurisdiction, and take all actions which may be reasonably necessary to enable the Sellers to consummate the public sale or other disposition of the AJ Stock in such jurisdictions; (v) cause all such AJ Stock to be listed on each securities exchange or securities trading system (if any) on which similar securities issued by AJ are then listed; (vi) as long as such Form S-3 remains effective, promptly prepare, file and furnish to the Sellers a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the AJ Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (vii) furnish copies of prospectuses to any national securities exchange (if any) upon which the AJ Stock is listed in compliance with Rule 153 adopted pursuant to the Securities Act, or any similar rule as in effect from time to time, so as to enable all the Sellers to rely on such Rule for sales of the AJ Stock through the facilities of such national securities exchange; and (viii) provide a transfer agent and registrar for all AJ Stock registered hereunder and a CUSIP number for all such AJ Stock;

  (e)
  AJ will indemnify and hold harmless each Seller and, each of the Sellers' directors and officers and each person who controls the Seller within the meaning of Section 15 of the Securities Act, and any underwriter (as defined in the Securities Act), of securities included in the Form S-3, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which any of the foregoing persons may be subject under the Securities Act or otherwise arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Form S-3, or any amendment or supplement thereto, or prospectus related thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or any violation (or alleged violation) by AJ of the Securities Act, the Exchange Act or any United States state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, or United States state securities laws, or United States common law, applicable to AJ in connection with any such registration, and will pay as incurred such Seller and each such director, officer, control persons, and underwriter for any legal and any other expenses reasonably incurred by any of them in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided, however, that AJ will not be liable to any Seller in any such case (i) to the extent that any such claim, loss, damage, liability or expense arises out of or is based in any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with the information furnished in writing by, or on the behalf of, such Seller to AJ or any other Seller for use therein or (ii) if a Seller disposes of the AJ Stock in breach of clauses 4,3(b) or 4.3(c);

  (f)
  each of the Sellers will severally and not jointly indemnify and hold harmless AJ, each of its directors and officers and each person who controls AJ within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) or a material fact contained in the Form S-3, or any amendment or supplement thereto, or prospectus related thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Form S-3, amendment, supplement, or prospectus in reliance upon and in conformity with the information furnished in writing by such Seller or such Seller's legal counsel to AJ expressly for use therein and will reimburse AJ, the remaining Sellers, such directors, officers, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Form S-3 or prospectus in reliance upon and in conformity with the information furnished in writing by, or on behalf of, such Seller to AJ for use therein; provided, however, that in no event shall the indemnity under clauses 4.3(e) to (j) exceed the net proceeds from the offering received by such Seller;

  (g)
  each party entitled to indemnification under clauses 4.3(e) to (j) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, jointly with any other Indemnifying Party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be responsible for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if any Indemnified Party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such Indemnified Party which are additional to or conflict with those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in clauses 4.3(e) to (j), then the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and such Indemnifying Party shall reimburse such Indemnified Party and any Person controlling such Indemnified Party for that portion of the fees and expenses of any counsel retained by the Indemnified Party which is reasonably related to the matters covered by the indemnity agreement provided in clauses 4.3(e) to (j). The Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent, and only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is materially prejudiced or impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement without its consent;

  (h)
  if the indemnification provided for in clauses 4.3(e) to (j) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, claim, damage, liability or action referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amounts paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other, in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, however, that in no event shall the indemnity under clauses 4.3(e) to (j) exceed the net proceeds from the offering received by such Seller.;

  (i)
  AJ and the Sellers agree that it would not be just and equitable if contribution pursuant to clause 4.3(h) were determined by any pro rata allocation (even if the Sellers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in clauses 4,3(g) and 4.3(h). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in clause 4.3(h) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim;

  (j)
  the obligations of AJ and the Sellers under clauses 4.3(e) to (j) shall survive the completion of any offering of AJ Stock under the Form S-3;

  (k)
  the Sellers shall be entitled sell the AJ stock issued pursuant clause 4.2 in a single underwritten public offering, provided all such AJ Stock then held by the Sellers collectively shall be offered in such underwritten public offering (the "Underwritten Offering"). In the event of an Underwritten Offering, the investment banker or bankers and manager or managers that will administer the offering will be selected by, and the underwriting arrangements with respect thereto will be determined by AJ; provided, however, that such investment bankers and managers and underwriting arrangements must be reasonably satisfactory to Sellers. In the event of an Underwritten Offering, AJ and each of the Sellers shall enter into and perform their respective obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering including, but not limited to, indemnification and delivery of legal opinions of counsel. AJ and each of the Sellers shall use their commercially reasonable efforts to cause any underwriting agreement entered into in connection with an Underwritten Offering to contain indemnification provisions and procedures substantially identical to those set forth in clauses 4.3(e) to (j) hereof with respect to all parties to be indemnified pursuant to clauses 4.3(e) to (j) hereof. AJ shall use its commercially reasonable best efforts to furnish, at the request of the Sellers, on the date that the AJ Stock is delivered to the underwriters for sale, (i) an opinion, dated as of such date, of counsel representing AJ for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriter and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of AJ, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; provided that each Seller shall have furnished such representation letters and certificates as reasonably required by counsel representing AJ;

  (l)
  all Registration Expenses incurred in connection with the Form S-3 shall be borne by AJ. All Selling Expenses relating to securities so registered shall be borne by the holder of such securities pro rata on the basis of the number of shares so registered on its behalf and such Selling Expenses shall be paid in cash by such holder or out of the proceeds from such sale at the election of the holders thereof.

4.4
If AJ does not deliver to the Sellers the Stock Element in accordance with clause 4.3 on or before 28 March 2002 it shall pay by telegraphic transfer to the client account of the Sellers' Solicitors on 29 March 2002 the further sum of US$1,250,000 in cash in full satisfaction of the consideration hereunder.

5.
COVENANTS UP TO COMPLETION

5.1
The Sellers shall procure that without the written consent of AJ or as provided by this Agreement or the Further Supplemental Partnership Deed CG shall not undertake any CGIL Act and none of the Sellers shall before Completion:

(a)
dispose of any interest in the Shares or any of them or grant any option or right of pre-emption over or mortgage, charge or otherwise encumber the Shares or any of them;

(b)
permit the Company to pass any resolution in general meeting;

(c)
do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in a breach of any of the warranties contained in clause 8 of this Agreement if such warranties were repeated at Completion.

6.
COMPLETION

6.1
Completion shall take place at the offices of the Sellers' Solicitors on the Completion Date or at such other place and/or on such other date as may be agreed between the parties.

6.2
On Completion AJ shall deliver to the Seller an original of the Tax Deed executed by the AJ Companies who are named therein and the Seller shall cause to be delivered to AJ:

(a)
duly executed transfers of the Shares specified in Schedule 1, Part 1 as being sold by them in each case in favour of AJ (or as it may direct) together with the share certificates relating to such Shares

(b)
the Certificate of Incorporation, Common Seal, Statutory Books and minute books of CGIL;

(c)
written resignations (with effect from the end of the relevant board meeting referred to in clause 6.3) of all directors and the secretary of CGIL, resigning from their respective offices with CGIL;

  (d)
  an unqualified letter of resignation from the auditors of CGIL complying in all respects with the requirements of section 392 Companies Act 1985, accompanied by a written confirmation that such auditors have no claims for unpaid fees or expenses;

  (e)
  if appropriate, a power of attorney in the agreed form duly executed by each of the Sellers; and

  (f)
  an original of the Tax Deed duly executed by each of the Sellers.

6.3
On Completion the Sellers shall (to the extent they are each able) cause a board meeting of CGIL, to be duly convened and held at which:

(a)
the said transfers of the Shares shall be approved for registration (subject only to their being duly stamped by, and at the cost of, AJ);

(b)
such persons as may be nominated by AJ shall be appointed directors and secretary of CGIL (within the maximum number, if any, permitted under their respective Articles of Association);

(c)
the registered office of the Company is changed to 53 Parker Street, London WC2E 5PT;

(d)
the Company's bank mandates are revised in such manner as AJ reasonably requires; and

(e)
Ernst & Young are appointed as auditors of the Company.

7.
WAIVER OF CLAIMS

7.1
As from Completion each of AJ, AJJ, AJI and CGIL waives any and all claims, liabilities or obligations whensoever and howsoever arising against Carlton and Granada and any other C&G Company in connection with the Partnership Arrangements (including, without limitation, pursuant to the AJ Commercial Agreements and Partnership Agreements, but excluding the Further Supplemental Partnership Agreement and the Tax Deed) save to the extent that such claims arise under this Agreement, the Tax Losses Surrender Deeds or as a result of fraud on the part of Carlton or Granada or the relevant C&G Company.

7.2
As from Completion each of Carlton and Granada hereby waives any and all liabilities or obligations or claims whensoever and howsoever arising against AJ or AJJ and any other AJ Company or CGIL or the Partnership in connection with the Partnership Arrangements (including, without limitation, pursuant to the AJ Commercial Agreements and Partnership Agreements, but excluding the Further Supplemental Partnership Agreement) save to the extent that such claims arise under this Agreement, the Tax Losses Surrender Deeds or as a result of fraud on the part of AJ or AJJ or the relevant other AJ Company.

7.3
As from Completion, AJ, AJJ and AJI shall release and shall use their best endeavours to procure that the Sellers shall be released with immediate effect from all guarantees, indemnities and other actual or contingent obligations and/or comfort letters given or undertaken by them or any of them in respect of any and all actual or contingent liabilities whatsoever of CGIL incurred in connection with the Partnership Business (including without limitation, in connection with any loan facility or bank account of the Partnership), and pending such release AJ shall indemnify and keep indemnified each of the Sellers against any liability whatsoever, including all costs, damages and expenses, suffered or incurred by them or any of them in connection therewith.

7.4
The Sellers and CGIL hereby agree that with effect from Completion the Shareholders Agreement is hereby terminated and all rights, liabilities and obligations thereunder whenever and however arising are hereby waived with effect from Completion.

8.
FURTHER SUPPLEMENTAL PARTNERSHIP AGREEMENT AND TAX DEED

  Nothing in this Agreement shall affect in any way the rights and obligations of the parties pursuant to the Further Supplemental Partnership Agreement and the Tax Deed.

9.
WARRANTIES

9.1
In this clause 9, a "Partnership Act" means any act or omission which is:

(a)
undertaken in the proper course of the Partnership Business; or

(b)
undertaken by CGIL in concert with any AJ Party or the management of the Partnership;

(c)
actually undertaken by an AJ Party or the management of the Partnership (whether or not in concert with CGIL) but is attributed to, or deemed to be, an act or omission of CGIL by virtue of it being a member of the Partnership.

  "CGIL Act" means any act or omission which is not a Partnership Act and is actually and directly undertaken by CGIL.

9.2
The Sellers hereby jointly and severally warrant to AJ that, subject to any specific matters disclosed to AJ or the Purchaser's Solicitors in writing prior to execution of this Agreement and any matters contained in this Agreement, the Tax Deed, the Partnership Agreements or the AJ Commercial Agreements:

(a)
prior to the Completion Date CGIL has not, by way of any CGIL Act, undertaken any material transaction or carried on any business (including, without limitation, acquisition of any asset or employment of any person) other than by way of a capital transaction between CGIL and its shareholders;

(b)
CGIL has not assumed or incurred any liability (including, without limitation, acquisition of any asset or employment of any person) either: (a) fraudulently; or (b) by way of any CGIL Act;

(c)
no proceedings or written claim expressly stating an intention to commence proceedings have been served on CGIL and remain outstanding other than any proceedings or written claim which have been served on the Partnership of which the management of the Partnership or any AJ Party is aware but which they have not communicated expressly to CGIL;

(d)
CGIL's Partnership Share is not the subject of any assignment, charge, lien, mortgage, charge, debenture or other encumbrance (whether or not legally binding) which has been created by or as a result of a CGIL Act and, subject to any Partnership Act, CGIL's Partnership Share is the absolute property of CGIL;

(e)
each of the Sellers has full power and authority to enter into and perform this Agreement, may execute and deliver this Agreement and perform its obligations under this Agreement without requiring or obtaining the consent of its shareholders or of any other person, authority or body and this Agreement constitutes valid and binding obligations in accordance with its terms;

(f)
CGIL has not, by way of any CGIL Act committed the Partnership to any contract or arrangement;

(g)
the information set out in Schedule 1 and 2 is true and accurate;

(h)
all of the Shares are fully paid or properly credited as fully paid and are legally and beneficially owned by the Sellers free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever; and no part of the Company's share capital has been placed under option or is subject to warrants.

9.3
The Sellers hereby jointly and severally warrant to AJ that, subject to any specific matters disclosed to AJ or the Purchaser's Solicitors in writing prior to execution of this Agreement and any matters contained in this Agreement, the Tax Deed, the Partnership Agreements or the AJ Commercial Agreements:

  (a)
  to the best of the Sellers' knowledge and belief, all Taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which the Company is liable or for which the Company is liable to account has been duly paid (insofar as such taxation ought to have been paid) and without prejudice to the generality of the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made. No such liability will arise after the date of this Agreement which relates to any period prior to the date of this Agreement.

  (b)
  All necessary corporation tax computations and returns which ought to have been made or given have been properly and duly submitted by the Company to the Inland Revenue.

  (c)
  All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts.

  (d)
  The Company has not been a party to any transaction of which the main purpose, or one of the main purposes, was the avoidance of any Tax.

  (e)
  The Company was incorporated in the UK on 22 October 1999 and has since been resident for tax purposes in the United Kingdom and is not and has not been treated as resident in any other jurisdiction for any tax purpose.

  (f)
  No transactions or arrangements involving the Company have taken place or are in existence which are such that any of the provisions of Schedule 28 AA Taxes Act 1988 (or any equivalent Taxation in any foreign jurisdiction), have been or could be applied to them.

  (the "Tax Warranties").

9.4
AJ confirms that it has not entered into this Agreement or the Tax Deed in reliance upon any representation, warranty or undertaking other than those expressly contained herein or therein and acknowledges that it has not relied on, and will make no claim in respect of any such representation, warranty or undertaking made or supplied by or on behalf of any Seller or any other person whatsoever. Without limiting the general nature of the foregoing, AJ confirms that it has not relied on and will make no claim against any of the Sellers in respect of any budget, forecast or other projection of any nature made or supplied by or on behalf of any person in connection with the Partnership Business.

9.5
Without prejudice to AJ's ability to claim damages on any basis which is available to it by reason of any of the warranties in clause 9.1 being untrue or misleading or being breached, and subject to clause 9, AJ may elect to claim an amount equal to any deficiency or liability of the Company which arises from any of such warranties being untrue, misleading or breached and which would not have existed or arisen if the warranty in question had not been untrue, misleading or breached.

10.	LIMITATION ON CLAIMS
10.1
Neither Seller shall have any liability in respect of any Claim other than a Claim relating to fraud unless AJ has served on it a written notice on or before the date which is 15 months, or in the case of any Claim relating to the Tax Warranties 7 years, after the Completion Date giving such details of the Claim as AJ then has including AJ's then best estimate of the amount of the liability of the Sellers in respect thereof, and has issued and served proceedings in respect thereof within six months of the date of such written notice.
10.2
The total amount of the liability of all of the Sellers in respect of all Claims shall be limited to and in no event exceed US$2,500,000 (excluding the costs and expenses and any VAT thereon reasonably and properly incurred by AJ in recovering the same).
10.3	None of the Sellers shall be liable in respect of any Claim if and to the extent that the loss occasioned thereby has been recovered under any other Claim.
10.4
Nothing contained in this Agreement shall limit AJ's obligations at common law or the obligation of any AJ Company to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Claim.
10.5	AJ shall not be entitled to rescind or repudiate this Agreement for any reason after Completion.
10.6
AJ shall not be entitled to claim that any fact, matter or circumstance constitutes or gives rise to a Claim if or to the extent that such fact, matter or circumstance has been disclosed in this Agreement or is within the knowledge of any director, officer or other representative or adviser of AJ involved in the management or supervision of the management of the Partnership.
10.7
The Sellers shall not be liable to make any payment in respect of any Claim which arises in respect of any breach of any Warranty unless and until AJ or any AJ Company (as the case may be) has become finally liable to make payment in respect of any corresponding liability.
10.8
If either of the Sellers pays any sum in respect of any Claim the amount of the consideration paid by AJ to that Seller hereunder for the Shares sold by those Sellers hereunder shall be deemed to be reduced by the amount of any such payment.
10.9	AJ acknowledges and confirms that at the time of entering into this Agreement it is not aware of any matter or thing which constitutes a breach of any of the Warranties.
10.10
If AJ makes any Claim or gives notice of any Claim to the Sellers AJ shall, and shall procure that CGIL shall, on a confidential basis solely for the purpose of enabling the Sellers to assess the Claim or potential Claim:
(a)
make available to any of the Sellers and their respective representatives or advisers such reasonable access to the personnel of CGIL and to any relevant records and information of CGIL as the Sellers or any of them may reasonably request in writing in connection with such Claim or potential Claim; and
(b)
use their reasonable endeavours to procure that the auditors (past and present) of CGIL make available their audit working papers in respect of audits of CGIL's accounts for any relevant accounting period in connection with such Claim or potential Claim.

11.	TAX RETURNS AND COMPUTATIONS
11.1
The Sellers (or their duly authorised agents) shall be responsible for, and have the conduct of preparing, submitting to and agreeing with all relevant Tax authorities the statutory accounts all Tax returns and computations of CGIL and the Partnership (but for the avoidance of doubt excluding those of AJJ) including (without limitation) claims and/or surrenders by way of Group Relief, for all Tax accounting periods of CGIL and the Partnership ending on or before Completion and in connection therewith:
	(a)	all returns, computations, documents and substantive correspondence relating thereto shall be submitted in draft form by the Sellers to AJ or its duly authorised agents for comment;
(b)
AJ or its duly authorised agent shall comment within 28 days of such submission but if the Sellers have not received any comments within 28 days, AJ and its duly authorised agents shall be deemed to have approved such draft documents;
	(c)	the Sellers shall take into account all reasonable comments and suggestions made by AJ or its duly authorised agents;
(d)
the Sellers and AJ shall each respectively afford (or procure the affordance) to the other or their duly authorised agents of information and assistance and in particular AJ shall afford to the Sellers the information necessary to complete the return, computations for all Tax accounting periods of CGIL ending on or before Completion which may reasonably be required to prepare, submit and agree all such outstanding Tax returns and computations;
	(e)	the Sellers and AJ shall as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax authority;
(f)
AJ undertakes to procure that CGIL and the Partnership shall at the request of the Sellers sign and submit to the relevant Tax authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Sellers shall reasonably request to give effect to the foregoing provisions provided that AJ shall not be obliged to procure that CGIL and the Partnership sign and submit any document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respects.
12.	TAX DEED
12.1	The Sellers and AJ shall on Completion enter into the Tax Deed.
13.	FUTURE SALE OR FLOTATION
13.1
Subject to clause 13.2, AJ and AJJ agree that should a Relevant Undertaking, or part of a Relevant Undertaking, become the subject of a Liquidation Event either in a single transaction or as a series of transactions whether related or not to any person or third party then AJ shall within 14 days of any such transaction being completed pay to Carlton and Granada jointly an amount equal to 50% of the Attributed Value of the Relevant Undertaking calculated by reference to the Liquidation Event PROVIDED THAT where the Liquidation Event applies to a proportion (the "Relevant Proportion") only of the share capital of the Relevant Undertaking the amount so payable to the Sellers shall be 50% of the Relevant Proportion of the Attributed Value.
13.2	The provisions of clause 13.1 shall only apply to any Liquidation Event (whether of the whole or part only of a Relevant Undertaking) where the Liquidation Event takes place on or before 31 March 2003.

13.3
If the parties are unable to agree the Attributed Value implied by a Liquidation Event within 7 days of that Liquidation Event, the matter shall be referred to an independent investment bank jointly agreed by the Sellers and AJ (or in the absence of agreement between them within 7 days as nominated, on the application of any of those parties, by the President for the time being of the Law Society of England and Wales) and the determination of that independent investment bank shall be final and binding on the parties.
14.	ANNOUNCEMENTS

No announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of any of the parties without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed) PROVIDED THAT nothing shall restrict the making by any party (even in the absence of agreement by the other parties) of any statement or disclosure:
(a) which may be required by law or called for by the requirements of the Stock Exchange or NASDAQ; or
(b) which is substantially in accordance with a statement agreed between AJ and the Sellers.
15.	INTEREST

If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of 2% per annum over the base lending rate of Barclays Bank PLC from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.
16.	COSTS

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.
17.	NOTICES
17.1
Any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party or posted by registered post addressed to that party at such address and shall if:
(a) personally delivered, be deemed to have been received at the time of delivery; or
(b)
posted to an inland address in England or Wales, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the seventh Business Day after the date of posting provided that where, in the case of delivery by hand delivery occurs after 6 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 am on the next following Business Day.
17.2
For the purposes of this clause the authorised address of each party shall be in the case of the C&G Parties the registered office described above and in the case of the AJ Parties the office of the Purchaser's Solicitors or such other address in England or Wales as such party may notify to each of the other parties hereto in writing from time to time in accordance with the requirements of clause 17.1.

18.	SEVERABILITY

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.
disbursements of their respective legal, accountancy and other advisers.
19.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.
20.	ENTIRE AGREEMENT
20.1
This Agreement and the Tax Deed contain the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement (and any such document).
20.2	Each of the parties acknowledges and agrees that:
(a)
it does not enter into this Agreement or the Tax Deed or the other documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement or the Tax Deed and the other documents referred to herein and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and
(b)
this clause 20.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement or the Tax Deed which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.
21.	VARIATION
No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.
22.	FURTHER ASSURANCE
22.1
The Sellers shall, for a period of 7 years in relation to Tax and otherwise 15 months after Completion at AJ's cost do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents as AJ may from time to time reasonably require, whether on or after Completion, for the purpose of giving to AJ the full benefit of all of the provisions of this Agreement.
22.2	The Sellers before Completion may and if they do not AJ shall within 3 months of Completion change the name of CGIL to exclude the name of Carlton and Granada.
23.	GOVERNING LAW AND JURISDICTION
23.1
This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

23.2
The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.
23.3
Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 17 in each case who is irrevocably authorised to receive the same on their behalf.
AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

SCHEDULE 1

The Sellers

Name and Address of Seller	Number and Class of Shares to be Sold	Consideration to be Received (%)
CARLTON COMMUNICATIONS PLC (registered number 00348312) whose registered office is at 25 Knightsbridge, London SW1X 7RX	1,051 "A" Ordinary £1 Shares	50
GRANADA MEDIA GROUP LIMITED (registered number 3106625) whose registered office is at London Television Centre, Upper Ground, London SE1 9LT	1,051 "B" Ordinary £1 Shares	50

SCHEDULE 2

The Company

Carlton & Granada Internet Limited
Company Number	03863847
Date of Incorporation	22/10/1999
Registered Office	The London Television Centre, Upper Ground, London SE1 9LT
Accounting Reference Date	30/09
Secretary	Burns, Julian Delisle
Directors	Arney, Nicholas John Burns, Julien Delisle Kearney, Matthew Joseph Shaps, Simon
Issued share capital	1,051 "B" Ordinary £1 Shares 1,051 "A" Ordinary £1 Shares

        As Witness the hands of the parties or their duly authorised representatives the day and year first above written

SIGNED by	duly	)	/s/ ILLEGIBLE
authorised for and on behalf of		)
Carlton		)
SIGNED by	duly	)	/s/ ILLEGIBLE
authorised for and on behalf of		)
Granada		)
SIGNED by	duly	)	/s/ ILLEGIBLE
authorised for and on behalf of		)
CGIL		)
SIGNED by	duly	)	/s/ A. GEORGE BATTLE
authorised for and on behalf of		)
AJ		)
SIGNED by	duly	)	/s/ A. GEORGE BATTLE
authorised for and on behalf of		)
AJ J		)
SIGNED by	duly	)	/s/ A. GEORGE BATTLE
authorised for and on behalf of AJI		)

QuickLinks

  Exhibit 2.1
CONTENTS
SHARE SALE AGREEMENT
SCHEDULE 1 The Sellers
SCHEDULE 2 The Company